FOR IMMEDIATE RELEASE

Kingstone Provides 2020 Third Quarter Catastrophe Loss Estimate

Kingston, NY — October 7, 2020 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, announced today that it expects to record estimated pre-tax losses totaling $8.5-9.0 million (net of reinsurance) from Hurricane Isaias and three other smaller PCS events that occurred during the 3rd quarter of 2020.

The estimated, unaudited pre-tax losses indicated above are based on information available as of October 7, 2020 and management's initial review of operations for the third quarter. They remain subject to change based on management's ongoing review of the Company's third quarter results and are forward-looking statements (see "Forward-Looking Statements" below). Kingstone assumes no obligation to update these statements. The actual losses may be materially different and are affected by the risk factors and uncertainties identified in this press release and in Kingstone's annual and quarterly fillings with the Securities and Exchange Commission.

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 under "Factors That May Affect Future Results and Financial Condition" and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended June 30, 2020 filed with the Securities and Exchange Commission. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INVESTOR RELATIONS CONTACT:
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319